UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 28, 2010
MGM RESORTS INTERNATIONAL
(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

3600 Las Vegas Boulevard South, Las
Vegas, Nevada		89109
(Address of Principal Executive Offices)		(Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On October 28, 2010, MGM Resorts International, a Delaware corporation (the “Company”), issued $500 million in aggregate principal amount of its 10% Senior Notes due 2016 (the “Notes”) under an indenture dated as of October 28, 2010 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee. The Notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
          The Company intends to use the net proceeds of the offering, or approximately $486.2 million (after giving effect to discounts, commissions and offering expenses), together with a portion of the proceeds of its October 12, 2010 common stock offering, to retire the $1.2 billion in commitments under its senior credit facility which are scheduled to mature in October 2011. The Company has provided notice of such repayment to the lenders under its senior credit facility, and upon such repayment the maturity date of loans and revolving commitments aggregating approximately $3.6 billion will be extended to February 2014. A copy of the Indenture is filed herewith as Exhibit 4.1.
          The Notes will mature on November 1, 2016. The Company will pay interest on the Notes on May 1 and November 1 of each year, commencing on May 1, 2011. Interest on the Notes will accrue at a rate of 10% per annum and be payable in cash.
          The Notes will be guaranteed, jointly and severally, on a senior basis by the Company’s subsidiaries, other than its excluded subsidiaries and its Illinois subsidiary, Nevada Landing Partnership, unless and until the Company obtains Illinois gaming approval. The guarantors will include all subsidiaries that guarantee the Company’s senior credit facility and on our existing notes, except for Nevada Landing Partnership, unless and until the Company obtains Illinois gaming approval and, with respect to our credit facility, MGM Grand Detroit, LLC.
          The Company may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus an applicable make whole premium and accrued and unpaid interest.
          The Indenture contains customary covenants that will limit the Company’s ability and, in certain instances, the ability of the Company’s subsidiaries to incur liens on assets to secure debt, enter into certain sale and leaseback transactions, and merge or consolidate with another company or sell all or substantially all assets.
          The Indenture provides for customary events of default, including, without limitation, (i) payment defaults, (ii) covenant defaults, (iii) cross-defaults to certain other indebtedness in excess of specified amounts, (iv) certain events of bankruptcy and insolvency or (v) judgment defaults in excess of specified amounts.
          In connection with the closing, a registration rights agreement was entered into on October 28, 2010, between the Company, the subsidiary guarantors, Banc of America Securities LLC and the initial purchasers named therein (the “Registration Rights Agreement”). A copy of the Registration Rights Agreement is filed herewith as Exhibit 4.2.
          The description set forth above is qualified by the Indenture and the Registration Rights Agreement filed herewith as exhibits. This notice does not constitute an offer to sell or the solicitation of an offer to buy the Notes.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

No.	Description
Exhibit 4.1	Indenture, dated as of October 28, 2010, among MGM Resorts International, the guarantors named therein and U.S. Bank National Association, as trustee.

Exhibit 4.2	Registration Rights Agreement, dated October 28, 2010, between MGM Resorts International, the guarantors named therein, Banc of America Securities LLC and the initial purchasers named therein.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Resorts International
Date: October 28, 2010	By:	/s/ Troy E. McHenry
Troy E. McHenry
Vice President, Deputy General Counsel & Assistant Secretary

INDEX TO EXHIBITS

No.	Description
Exhibit 4.1	Indenture, dated as of October 28, 2010, among MGM Resorts International, the guarantors named therein and U.S. Bank National Association, as trustee.

Exhibit 4.2	Registration Rights Agreement, dated October 28, 2010, between MGM Resorts International, the guarantors named therein, Banc of America Securities LLC and the initial purchasers named therein.

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